ANSOFT CORPORATION SECOND QUARTER RESULTS –
30% INCREASE IN REVENUE

PITTSBURGH, PA – Nov. 18, 2004 – Ansoft Corporation (NASDAQ: ANST) today announced financial results for its second quarter of fiscal 2005 ended October 31, 2004.

Revenue for the second quarter totaled $15.9 million, an increase of 30% compared to $12.3 million reported in the previous fiscal year’s second quarter. Net income for the second quarter was $1.9 million or $0.14 per diluted share, as compared to a net loss of $(22,000), or $0.00 per diluted share in the previous fiscal year’s second quarter.

“We are pleased with the continued revenue growth in both product lines and in our domestic and international markets this quarter,” said Nicholas Csendes, Ansoft’s President and CEO. “For the fiscal year, we anticipate revenue growth to exceed 20% with increasing profitability.”

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company’s business that are detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the year ended April 30, 2004.

ANSOFT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended October 31,		Six months ended October 31,
	2004	2003	2004	2003

Revenue
License	$8,661	$6,893	$14,830	$12,234
Service and other	7,285	5,365	13,794	10,675

Total revenue	15,946	12,258	28,624	22,909
Costs of revenue
License	125	164	222	306
Service and other	356	272	660	520

Total cost of revenue	481	436	882	826

Gross profit	15,465	11,822	27,742	22,083

Operating Expenses
Sales and marketing	7,601	6,339	15,098	12,659
Research and development	4,048	3,773	8,026	7,596
General and administrative	1,329	1,186	2,393	2,297
Amortization	384	761	793	1,618

Total operating expenses	13,362	12,059	26,310	24,170

Income (loss) from operations	2,103	(237)	1,432	(2,087)
Net realized gain (loss) on sale of securities	(27)		732
Other income, net	647	207	601	468

Income (loss) before income taxes	2,723	(30)	2,765	(1,619)
Income tax expense (benefit)	834	(8)	844	(405)

Net income (loss)	$1,889	$(22)	$1,921	$(1,214)

Net income (loss) per share
Basic	$0.16	$(0.00)	$0.17	$(0.10)

Diluted	$0.14	$(0.00)	$0.14	$(0.10)

Weighted average shares used in calculation
Basic	11,567	11,637	11,616	11,655

Diluted	13,238	11,637	13,275	11,655

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ANSOFT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	April 30,
	2004	2004

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,947	$15,218
Accounts receivable, net	8,602	10,179
Deferred income taxes	576	343
Prepaid expenses and other assets	1,452	675

Total current assets	19,577	26,415
Equipment and furniture	3,402	3,598
Marketable securities	24,871	25,502
Other assets	381	383
Deferred income taxes	4,973	5,158
Goodwill	1,239	1,239
Intangible assets	4,548	5,341

Total assets	$58,991	$67,636

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,818	$4,015
Deferred revenue	12,802	11,935

Total current liabilities	16,620	15,950
Line of credit	5,000	10,000

Total liabilities	21,620	25,950
Stockholders’ equity
Preferred stock	—	—
Common stock	131	129
Additional paid-in capital	60,462	58,562
Treasury stock	(16,856)	(9,090)
Accumulated other comprehensive income	319	691
Accumulated deficit	(6,685)	(8,606)

Total stockholders’ equity	37,371	41,686
Total liabilities and stockholders’ equity	$58,991	$67,636

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